Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Investor Relations
(408) 523-2161

INTUITIVE SURGICAL ANNOUNCES FIRST QUARTER EARNINGS

SUNNYVALE, CALIF. April 18, 2013 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported first quarter of 2013 revenue of $611 million, up approximately 23% compared with $495 million for the first quarter of 2012. First quarter of 2013 revenue growth was driven by continued growth of da Vinci surgery procedures and higher da Vinci Surgical System sales.

First quarter of 2013 net income was $189 million, or $4.56 per diluted share, compared with $144 million, or $3.50 per diluted share, for the first quarter of 2012.

“We are pleased with our first quarter revenue and earnings growth. Despite a concerted effort by vocal critics of robotic surgery, support remains strong among patients, surgeons and hospitals,” said Dr. Gary Guthart, President and CEO of Intuitive Surgical. “da Vinci Surgery has clinically proven benefits in offering a minimally invasive option to a broader group of patients than traditional technologies.”

First quarter of 2013 instruments and accessories revenue increased 26% to $261 million from $208 million in the first quarter of 2012. The growth in instruments and accessories revenue is the result of growth in da Vinci surgical procedures and increased utilization of new products. da Vinci surgical procedures grew approximately 18% in the first quarter of 2013 compared to the first quarter of 2012, driven primarily by growth in general surgery, U.S. gynecology and international urology procedures, partially offset by a decline in U.S. prostatectomy procedures. The first quarter of 2013 contained one fewer surgical operating day due to a Leap Year day in 2012. Excluding the impact of Leap Year, procedure growth was approximately 20%.

First quarter of 2013 systems revenue was $256 million, an increase of 24%, compared with $207 million during the first quarter of 2012. The growth in first quarter of 2013 systems revenue was driven by sales of 164 da Vinci Surgical Systems compared with sales of 140 systems during the same period last year. First quarter of 2013 service revenue increased 17% to $94 million from $81 million during the first quarter of 2012, reflecting growth in the installed base of da Vinci Surgical Systems.

First quarter of 2013 operating income increased to $251 million from $193 million in the first quarter of 2012. Operating results for the first quarter of 2013 included $38 million of non-cash stock-based compensation expense compared with $34 million for the first quarter of 2012.

Intuitive Surgical’s income tax rate for the first quarter of 2013 was 26.1% compared with 27.2% for the first quarter of 2012. The first quarter 2013 tax rate included the impact of the 2012 federal R&D tax credit which was reinstated in the quarter.

Intuitive Surgical ended the first quarter of 2013 with $3.1 billion in cash, cash equivalents and investments, reflecting an increase of $196 million during the quarter. $146 million in cash was used to repurchase approximately 299,000 shares of Intuitive Surgical’s common stock in the first quarter of 2013 at an average price of $487 per share.

Intuitive Surgical will also announce these results at a conference call today at 1:30 pm PST. The dial-in numbers for the call are (800) 230-1092 for participants located in the United States and (612) 288-0337 for participants located outside the United States. The host is Dr. Gary Guthart. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive Surgical’s Products

Intuitive Surgical, Inc. (Nasdaq:ISRG), headquartered in Sunnyvale, California, is the global technology leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. Intuitive Surgical’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical — Taking surgery beyond the limits of the human hand™.

About the da Vinci® Surgical System

The da Vinci® Surgical System is a breakthrough surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci® Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic and computer technology, the da Vinci® Surgical System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci® Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately has the potential to raise the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities. For more information about clinical evidence related to da Vinci® Surgery, please visit www.intuitivesurgical.com/company/clinical-evidence/

Intuitive®, Intuitive Surgical®, da Vinci®, da Vinci S®, da Vinci® Si HD Surgical System™, da Vinci S HD Surgical System®, da Vinci® Si™, da Vinci® Si-e™, EndoWrist®, EndoWrist® One™, EndoWrist® Stapler 45, Single-Site™, DVSTAT®, Firefly™ and InSite® are trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of global and regional economic and credit market conditions on health care spending; health care reform legislation in the United States and its impact on hospital spending, reimbursement and fees which will be levied on certain medical device revenues; timing and success of product development and market acceptance of developed products; procedure counts; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which we operate; unanticipated manufacturing disruptions or the inability to meet demand for products; the results of legal proceedings to which we are or may become a party; product liability and other litigation claims; adverse publicity regarding the Company and the safety of our products and adequacy of training; our ability to expand into foreign markets; and other risk factors under the heading “Risk Factors”’ in our report on Form 10-K for the year ended December 31, 2012, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results and statements using Words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

INTUITIVE SURGICAL, INC.

UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Revenue:
Instruments and accessories	$261.1	$253.8	$207.8
Systems	255.9	264.9	206.6
Services	94.4	90.6	80.8

Total revenue	611.4	609.3	495.2
Cost of revenue:
Product	146.3	141.4	111.7
Service	30.8	30.0	27.6

Total cost of revenue (1)	177.1	171.4	139.3
Gross profit	434.3	437.9	355.9
Operating expenses:
Selling, general, and administrative	141.5	148.1	124.2
Research and development	41.6	41.7	38.4

Total operating expenses (1)	183.1	189.8	162.6
Income from operations (2)	251.2	248.1	193.3
Interest and other income (expense), net	4.3	3.7	3.8

Income before taxes	255.5	251.8	197.1
Income tax expense	66.6	76.9	53.6

Net income	$188.9	$174.9	$143.5

Net income per share:
Basic	$4.69	$4.37	$3.63

Diluted	$4.56	$4.25	$3.50

Shares used in computing net income per share:
Basic	40.3	40.0	39.5

Diluted	41.4	41.2	41.0

(1) Includes stock-based compensation expense as follows:
Total cost of revenue	$6.8	$6.9	$5.9
Total operating expenses	$31.4	$31.4	$28.5
(2) Includes amortization of purchased intangibles as follows:
Income from operations	$5.6	$5.9	$5.8

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	March 31, 2013	December 31, 2012
Cash, cash equivalents and investments	$3,116.0	$2,920.5
Accounts receivable, net	345.1	370.3
Inventories	135.5	121.5
Property, plant and equipment, net	249.9	241.8
Goodwill	138.0	138.1
Deferred tax assets	105.0	96.3
Other assets	146.3	170.7

Total assets	$4,235.8	$4,059.2

Accounts payable and other accrued liabilities	$270.0	$292.7
Deferred revenue	193.6	186.4

Total liabilities	463.6	479.1
Stockholders’ equity	3,772.2	3,580.1

Total liabilities and stockholders’ equity	$4,235.8	$4,059.2